EXHIBIT 99.1

[AMERICAN HOME MORTGAGE LOGO] FOR IMMEDIATE RELEASE

    American Home Mortgage Reports Fourth Quarter and Full Year 2004 Results

       Announces fourth quarter fully diluted earnings per share of $1.14

 Board of Directors increases dividend policy to $0.71 per share per quarter or
                           $2.84 per share annualized

        Common stockholder book value increases $0.53 per share to $18.95

Melville, NY (January 27, 2005) - American Home Mortgage Investment Corp. (NYSE:
AHM) announced today results for the fourth quarter and full year ended December 31, 2004.

FINANCIAL HIGHLIGHTS

Comparison of the Three Months Ended December 31, 2004 and 2003

o Revenue for the fourth quarter of 2004 was $152.0 million, compared to $86.2 million for the fourth quarter of 2003, an increase of 76.3%.

o Net earnings for the fourth quarter were $48.6 million, compared to $11.9 million for the fourth quarter of 2003, an increase of 308.2%.

o Earnings per diluted share for the fourth quarter were $1.14 per share, compared to $0.59 per share for the fourth quarter of 2003, an increase of 93.2%.

o Dividends per common share for the fourth quarter were $0.66, compared to $0.55 for the fourth quarter of 2003.

o Book value per common share was $18.95 as of December 31, 2004, compared to $15.75 as of December 31, 2003.

Comparison of the Three Months Ended December 31, 2004 and September 30, 2004

o Revenue for the fourth quarter of 2004 was $152.0 million, compared to $111.3 million for the third quarter of 2004, an increase of 36.6%.

o Net earnings for the fourth quarter were $48.6 million, compared to $42.9 million for the third quarter of 2004, an increase of 13.2%.

o Earnings per diluted share for the fourth quarter were $1.14 per share, compared to $1.02 per share for the third quarter of 2004, an increase of 11.8%.

o Dividends per common share for the fourth quarter were $0.66, compared to $0.61 for the third quarter of 2004.

o Book value per common share was $18.95 as of December 31, 2004, compared to $18.42 as of September 30, 2004.

Comparison of the Full Year 2004 and Full Year 2003

o Revenue for the year ended December 31, 2004 was $436.6 million, compared to $432.1 million for the full year 2003, an increase of 1.0%.

o Net earnings for the year ended December 31, 2004 were $146.3 million, compared to $73.8 million for the year ended December 31, 2003, an increase of 98.2%.

o Earnings per diluted share for the full year 2004 were $3.74 per share, compared to $4.07 per share for the full year 2003, a decrease of 8.1%.

o Dividends per common share for the year ended December 31, 2004 were $2.43, compared to $0.91 for the year ended December 31, 2003.

Michael Strauss, Chairman and Chief Executive Officer, commented, "During the fourth quarter, our Company achieved considerable success in executing its business plan. Net interest income, origination activity and servicing revenue all grew ahead of plan. Net interest income benefited from a continued shift from holding market-purchased securities to holding self-originated securities structured to enhance net interest margin. It also benefited from higher balances of loans held for sale and securitization, and from the greater use of commercial paper and other relatively low cost borrowing vehicles made possible by the Company's increased scale.

Our origination activity benefited from increased market share, which reached a new high. Origination revenue also benefited from a favorable product mix and resulting improved gross margins. The Company continued to expand its retail and wholesale sales forces, with the quarter-end combined size of our sales force rising to a total of 1,867 loan officers and account executives, also a new high for the Company. At quarter-end, the number of loans being serviced by the Company exceeded 100,000 for the first time, an important milestone in our Company's ongoing effort to grow its servicing platform and permanent customer base.

In the fourth quarter, the interest rate environment remained supportive to our Company's efforts. Rates, in general, remained relatively low. Also of particular importance to our Company, the spread between yields on mortgage-backed securities and fixed-rate securities did not increase, but instead tightened slightly. It is the Company's assumption that the interest rate environment will not continue to be as supportive during 2005.

Based on our fourth quarter results and our projected earnings for 2005, I am very pleased to announce that the Board of Directors has again raised the Company's dividend policy with respect to its common stock to $0.71 per quarter, or $2.84 annualized. This is the eighth time the Company has raised its dividend policy since its initial dividend in April 2001."

Fourth Quarter Results

During the fourth quarter, the Company's mortgage-backed securities (MBS) portfolio averaged $7.3 billion, earned a net interest margin of 1.57%, and earned net interest income of $28.0 million. Also, during the fourth quarter, the Company's inventory of loans pending sale or securitization averaged $2.7 billion, earned a net interest margin of 2.97% and earned net interest income of $20.2 million. Finally, during the quarter the Company had interest expense on servicing financing and other obligations of $1.4 million.

At December 31, 2004, the composition of the Company's MBS portfolio by type of loan was 71.4% 5/1 adjustable-rate mortgages (ARMs), 17.1% short reset ARMs, and 11.5% 3/1 ARMs. The composition of the MBS portfolio by credit quality based on Standard & Poor's ratings was 94.5% Agency and AAA, 2.1% AA and A, and 3.4% BBB or unrated. On December 31, 2004, the MBS portfolio's duration, net of liabilities and hedges, was estimated to be 0.07 years, its projected average life was 2.17 years, and its average cost was 100.5% of par.

During the quarter, the Company securitized $3.5 billion of newly originated loans through collateralized debt obligation and agency pass-through transactions. The collateralized debt obligation was structured to enhance the yield of securities retained by the Company. Of the securities created, $1.5 billion were retained in the Company's portfolio while $2.0 billion were sold for a cash gain of $40.6 million, net of discontinued hedges. The $1.5 billion of retained securities had a projected yield of 4.61%, an estimated duration of
1.75 years, an expected average life of 2.83 years, were valued at an average price of 102.3% of par, and created an unrealized gain of $32.8 million. Changes to prepayment speeds and other factors may prevent the projected yield, estimated duration or expected average life from being realized. The Company expects that it will continue to create higher yielding securities from its originations using collateralized debt issuances, and that it will hold a portion of these securities in substitution for lower yielding, primarily market-purchased securities. During the quarter, $891 million of securities were sold, largely to make room for the higher-yielding, retained securities. The sold securities resulted in a gain, net of discontinued hedges on the associated liabilities, of $3.0 million. During the quarter, the Company experienced a mark-to-market unrealized loss, net of associated hedges, of $5.6 million on its portfolio of trading securities. The net impact of these portfolio changes was a reduction in earnings of $2.6 million, or $0.06 per common share.

During the fourth quarter, loan production was $6.7 billion. Of the $6.7 billion, 54% of loans were to homebuyers while 46% were for refinancing. During the quarter, the Company estimates its national market share reached 0.95% based on Fannie Mae's forecast of national market size, compared to 0.83% in the third quarter of 2004 and 0.62% during the fourth quarter of 2003. During the quarter, the Company sold $2.9 billion of non-securitized, primarily fixed-rate loans to third parties for a gain of $36.0 million. At December 31, 2004, the Company employed approximately 1,867 loan officers and account executives, including call center representatives, but excluding sales assistants, compared to approximately 1,738 on September 30, 2004.

The number of loans serviced on December 31, 2004, including warehouse loans, reached 104,841 loans with a principal balance of $16.8 billion compared to 87,714 loans with a principal balance of $13.6 billion on September 30, 2004. During the quarter, servicing revenues were $10.6 million, direct servicing expenses were $2.4 million and amortization and impairment was $14.8 million. During the quarter, servicing experienced a loss of $2.3 million, net of an associated tax benefit, due to impairment and amortization. The carrying value, net of impairment reserves, of the servicing portfolio on December 31 was $189.2 million, or 1.22% of the unpaid principal balance, or 3.6 times the weighted average servicing fee, compared to $160.4 million, or 1.28% of the unpaid principal balance, or 3.6 times the weighted average servicing fee at September
30. The market value of the servicing portfolio was $189.9 million on December 31 and $163.0 million on September 30. On December 31, the impairment reserve had increased to $15.9 million, the weighted average servicing fee was 0.345%, the weighted average age of the portfolio was 1.3 years, and the weighted average coupon was 5.45%.

The Company's total revenues for the quarter were $152.0 million. Of these revenues, $46.8 million was from net interest income, $76.6 million was from gains on sales to third parties of loans and securities backed by self-originated loans, and from net mortgage origination fees. $32.8 million of revenue was from unrealized gains on newly created mortgage securities that were retained, $11.7 million was from mortgage servicing fees and ancillary revenues, and $1.5 million was from other sources. Revenues were increased by the $3.0 million gain from sales of MBS portfolio securities and discontinuation of hedges on the associated liabilities and were reduced by $5.6 million of unrealized loss on mortgage-backed securities held in trading and their associated hedges and $14.8 million for servicing amortization and impairment. During the quarter, the Company's expenses were $102.6 million, and the Company's pre-tax profit was $49.4 million. Net income for the quarter was $48.6 million, preferred dividends were $2.3 million and net income available to common stockholders was $46.3 million, resulting in earnings per fully diluted common share of $1.14. Book value attributable to common stockholders on December 31, 2004 was $763.6 million, or $18.95 per common share.

Dividend Policy Increase and Dividend Tax Treatment

The Company's Board of Directors sets dividend policy based primarily on the Company's projected GAAP earnings and cash flow. Cash flow is primarily generated from net interest income, from the sale to third parties of loans and newly originated securities, from applying leverage to retained newly originated securities and to increases in the value of mortgage servicing rights and securities held, and from loan servicing and loan origination fees. Cash flow is used to pay operating expenses, fund increases in working capital, make capital expenditures, post securities and derivatives margins and pay preferred and common dividends.

Based on the Company's projections for GAAP earnings and cash-flow, the Company's Board of Directors has changed the Company's dividend policy to increase the quarterly dividend on its common stock to $0.71, or $2.84 annualized. It is expected that the first dividend of $0.71 per common share will be payable in April 2005. The Company's dividend policy does not constitute an obligation to pay dividends, which only occurs when its Board of Directors declares a dividend. The dividend policy is subject to ongoing review by the Board of Directors based on, among other things, the Company's business prospects, financial condition, GAAP earnings projections and cash flow projections, and the Board may, when it deems doing so is advisable, lower or eliminate the dividend without prior notice.

The Company announced in its earnings release of October 28, 2004, that a portion of the dividend it paid out in 2004 would be classified as a capital distribution, as opposed to ordinary income, for income tax purposes. The Company now projects that it is unlikely that any portion of its 2004 dividend will be a capital distribution, and that all of its dividend will be classified as ordinary income. In part, this is a result of net interest income being higher than originally projected.

The Company estimates that of its 2004 dividend, $0.25 per common share and $0.08 per share of 9.75% Series A Cumulative Redeemable Preferred Stock will be excess inclusion income for taxpayers subject to the Unrelated Business Income Tax ("UBIT"). The Company believes most of its shareholders are not subject to UBIT and consequently will not be affected by a portion of its dividend being classified as excess inclusion income under federal tax rules, however:

o Tax-exempt stockholders (other than certain government-related entities) will typically be subject to UBIT and will need to pay tax on the portion of their dividend classified as excess inclusion income;

o Stockholders typically may not offset the portion of their dividends classified as excess inclusion income with net operating losses.

Stockholders will receive tax form 1099 showing their total 2004 dividend receipts and the portion that is excess inclusion income. The Company recommends that stockholders discuss the proper tax treatment of their excess inclusion income with their tax advisor.

Earnings Outlook

The Company reaffirms its 2005 earnings guidance set forth in its third quarter earnings release of $3.80 to $3.90 per fully diluted common share. The Company could fail to achieve its earnings guidance, and may experience losses due to a broad range of reasons, including, but not limited to, market forces reducing net interest income or net asset values or both, credit delinquencies reducing income and/or net asset values, loan production or production margins being less than anticipated, expenses being higher than expected, or any combination thereof.

Other Fourth Quarter Highlights

During the quarter, the Company issued 3,450,000 shares of 9.25% Series B Cumulative Redeemable Preferred Stock, which included the exercise in full of the underwriters' option to purchase 450,000 shares to cover over-allotments. The proceeds to the Company, including the underwriters' over-allotment option, was $86.3 million before underwriting discounts, commissions and other offering expenses. The Series B Preferred Stock has no stated maturity date and is non-callable for five years. It trades on the New York Stock Exchange under the symbol "AHM PrB".

The Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The registration statement, which was declared effective by the SEC on January 6, 2005, registers an aggregate of $761,875,000 of equity and/or debt securities, which includes $11,875,000 of equity and/or debt securities that remained available for issuance under the Company's prior shelf registration statement, for possible issuance and sale from time to time.

Additionally, the Company continued to grow its senior management team through the appointments of Michelle L. Rothman, Gail Thakarar and Mary M. Feder. Ms. Rothman will assume the position of Chief Credit Officer, a newly created position consolidating the Company's risk management, quality assurance and credit analytics groups. Ms. Rothman previously was Director of Credit Policy for CitiMortgage. Ms. Thakarar will fill the position of Director of Human Resources, a position which had been vacant. Ms. Thakarar previously was Corporate Vice President, Human Resources, at the MONY Group, and had been the officer in charge of human resources at Countrywide Financial Corporation. Ms. Feder will assume the newly created position of Investor Relations Director. Previously, Ms. Feder held a similar position at The Roslyn Savings Bank.

Conference Call Today

American Home will hold an investor conference call today, January 27, 2005, at 10:30 a.m., Eastern Time, to discuss earnings. Interested parties may listen to the live conference call by visiting the American Home corporate website, www.americanhm.com, and clicking on the "Investor Info" section. A replay of the online broadcast will be available on the site through February 10, 2005.

American Home Mortgage Investment Corp. has established an Investors Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan for its shareholders. The plan offers affordable alternatives for buying and selling common stock of American Home Mortgage Investment Corp. Participants in the plan may also reinvest cash dividends and make periodic supplemental cash payments to purchase additional shares of the Company's common stock. If you have additional questions or would like to enroll in the plan, please contact the plan administrator, American Stock Transfer & Trust Company, at 1-888-777-0319 (toll free) or visit their website at www.amstock.com.

American Home Mortgage Investment Corp. is a mortgage REIT focused on earning net interest income from self-originated mortgage-backed securities, and through its taxable subsidiaries, from originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland servicing center. For additional information, please visit the Company's website at www.americanhm.com.

This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to, earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans or business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home Mortgage Investment Corp.'s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: American Home Mortgage Investment Corp.'s limited operating history with respect to its portfolio strategy; the potential fluctuations in American Home Mortgage Investment Corp.'s operating results; American Home Mortgage Investment Corp.'s potential need for additional capital; the direction of interest rates and their subsequent effect on the business of American Home Mortgage Investment Corp. and its subsidiaries; risks associated with the use of leverage; changes in federal and state tax laws affecting real estate investment trusts; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home Mortgage Investment Corp. with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home Mortgage Investment Corp. does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this news release, whether as a result of new information, future events or otherwise.

CONTACT:
Mary M. Feder
Vice President, Investor Relations
American Home Mortgage Investment Corp.
(631) 622-6469
mary.feder@americanhm.com

                                       ###

                    Financial Tables to Follow on Next Pages

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                              OPERATING STATISTICS

                                                                                Three Months Ended
                                                      ----------------------------------------------------------------------
                                                        December 31,      September 30,       June 30,         March 31,
                                                           2004              2004              2004              2004
                                                      ----------------  ----------------  ----------------  ----------------
Mortgage-Backed Securities Holdings Segment:*
----------------------------------------------------
Average mortgage-backed securities held                $7.3 billion      $7.2 billion      $4.8 billion      $2.0 billion
Average portfolio yield                                    3.9%              3.7%              3.4%              3.1%
Average cost of funds and hedges                           2.5%              2.5%              2.7%              2.1%
Net interest margin                                        1.6%              1.4%              0.9%              1.2%

Mortgage-backed securities held - end of period        $7.6 billion      $7.3 billion      $7.3 billion      $4.0 billion
Average cost of mortgage-backed securities                100.5%            100.7%            100.8%            101.6%
Period end duration gap (in years)                         0.07             (0.002)           (0.04)             0.04

* - Excludes loans held pending securitization

Loan Origination Segment:
----------------------------------------------------
Loan originations                                      $6.7 billion      $5.3 billion      $6.6 billion      $4.4 billion
   Refinance                                                46%               36%               52%               57%
   ARM                                                      55%               56%               49%               35%
Loans securitized and held                             $1.5 billion      $1.4 billion      $1.5 billion      $0.9 billion
Loans securitized and sold                             $2.0 billion      $1.3 billion      $0.6 billion      $0.1 billion
Loans sold to third parties                            $2.9 billion      $2.9 billion      $4.5 billion      $3.4 billion
Applications accepted                                  $9.9 billion      $8.7 billion      $8.8 billion      $9.1 billion
Application pipeline                                   $6.2 billion      $6.5 billion      $6.5 billion      $7.3 billion

                                                        December 31,     September 30,        June 30,         March 31,
                                                           2004              2004              2004              2004
                                                      ----------------  ----------------  ----------------  ----------------
Loan Servicing Segment:
----------------------------------------------------
Loan servicing portfolio - total with warehouse        $16.8 billion     $13.6 billion     $11.6 billion     $10.3 billion
Loan servicing portfolio - loans sold or securitized   $15.5 billion     $12.5 billion     $10.2 billion     $9.0 billion
Weighted average note rate                                      5.45%             5.41%             5.39%             5.58%
Weighted average service fee                                   0.345%            0.354%            0.358%            0.363%
Average age (in months)                                           16                18                20                26

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                              OPERATING STATISTICS

                                                                Three Months Ended                    Year Ended
                                                                   December 31,                      December 31,
                                                          -------------------------------   -------------------------------
                                                              2004             2003             2004             2003
                                                          --------------   --------------   --------------  ---------------
Mortgage-Backed Securities Holdings Segment:*
--------------------------------------------------------
Average mortgage-backed securities held                   $7.3 billion     $0.3 billion     $5.3 billion     $0.1 billion
Average portfolio yield                                       3.9%             3.6%             3.6%             3.6%
Average cost of funds and hedges                              2.5%             3.4%             2.5%             3.4%
Net interest margin                                           1.6%             1.2%             1.3%             1.2%

Mortgage-backed securities held - end of period           $7.6 billion     $1.8 billion
Average cost of mortgage-backed securities                   100.5%           101.5%
Period end duration gap (in years)                            0.07            (0.04)

* - Excludes loans held pending securitization

Loan Origination Segment:
--------------------------------------------------------
Loan originations                                         $6.7 billion     $4.1 billion     $23.1 billion   $21.7 billion
   Refinance                                                        46%              53%              48%              67%
   ARM                                                              55%              28%              49%              19%
Loans securitized and held                                $1.5 billion     $0.5 billion     $3.3 billion     $0.5 billion
Loans securitized and sold                                $2.0 billion               --     $6.0 billion               --
Loans sold to third parties                               $2.9 billion     $4.0 billion     $13.7 billion   $20.8 billion
Applications accepted                                     $9.9 billion     $5.8 billion     $36.5 billion   $30.3 billion
Application pipeline                                      $6.2 billion     $4.0 billion

                                                                   December 31,
                                                          -------------------------------
                                                              2004             2003
                                                          --------------   --------------
Loan Servicing Segment:
--------------------------------------------------------
Loan servicing portfolio - total with warehouse           $16.8 billion    $9.4 billion
Loan servicing portfolio - loans sold or securitized      $15.5 billion    $8.3 billion
Weighted average note rate                                        5.45%            5.72%
Weighted average service fee                                     0.345%           0.347%
Average age (in months)                                              16              27

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    (In thousands, except per share amounts)

                                                                        Three Months Ended
                                                    ----------------------------------------------------------
                                                     December 31,   September 30,   June 30,      March 31,
                                                        2004           2004           2004          2004
                                                    -------------- -------------- ------------- --------------
Net interest income:
   Interest income                                      $ 113,785       $ 94,298      $ 69,999       $ 34,050
   Interest expense                                       (67,002)       (61,405)      (49,913)       (21,278)
                                                    -------------- -------------- ------------- --------------
        Total net interest income                          46,783         32,893        20,086         12,772
                                                    -------------- -------------- ------------- --------------

Non-interest income:
   Gain on sales of mortgage loans                         36,004         28,373        17,141         52,581
   Gain on sales of mortgage-backed
     securities and derivatives                            43,547         22,341         6,481          8,488
   Unrealized gain on mortgage-backed
     securities and derivatives                            27,224         27,069        36,063         18,909

   Loan servicing fees                                     11,701          9,822         8,730         10,318
   Amortization                                            (9,750)        (7,755)       (7,764)        (7,346)
   Impairment reserve (provision) recovery                 (5,013)        (4,807)        7,252        (12,584)
                                                    -------------- -------------- ------------- --------------
        Net loan servicing (loss) fees                     (3,062)        (2,740)        8,218         (9,612)
                                                    -------------- -------------- ------------- --------------

   Other non-interest income                                1,480          3,349         1,226            978
                                                    -------------- -------------- ------------- --------------
        Total non-interest income                         105,193         78,392        69,129         71,344
                                                    -------------- -------------- ------------- --------------

Non-interest expenses:
   Salaries, commissions and benefits, net                 60,588         46,482        42,696         39,627
   Occupancy and equipment                                 11,556          9,984         8,008          8,094
   Data processing and communications                       5,869          3,745         3,338          3,213
   Office supplies and expenses                             4,385          3,012         3,215          3,118
   Marketing and promotion                                  3,391          2,610         2,196          2,212
   Travel and entertainment                                 5,106          3,620         2,887          2,577
   Professional fees                                        5,378          2,524         1,829          2,428
   Other                                                    6,333          6,363         4,082          5,438
                                                    -------------- -------------- ------------- --------------
        Total non-interest expenses                       102,606         78,340        68,251         66,707
                                                    -------------- -------------- ------------- --------------

Net income before income tax expense (benefit)             49,370         32,945        20,964         17,409

Income tax expense (benefit)                                  755         (9,998)      (12,518)        (3,814)
                                                    -------------- -------------- ------------- --------------

Net income                                                 48,615         42,943        33,482         21,223
                                                    -------------- -------------- ------------- --------------

Dividends on preferred stock                                2,340          1,648             -              -

                                                    -------------- -------------- ------------- --------------
Net income available to common shareholders              $ 46,275       $ 41,295      $ 33,482       $ 21,223
                                                    ============== ============== ============= ==============

   Per share data:
     Basic                                                 $ 1.15         $ 1.03        $ 0.84         $ 0.71
     Diluted                                               $ 1.14         $ 1.02        $ 0.83         $ 0.70

     Weighted average number of shares - basic             40,216         40,145        40,000         30,030
     Weighted average number of shares - diluted           40,737         40,605        40,445         30,508

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    (In thousands, except per share amounts)

                                                                  Three Months Ended             Year Ended
                                                                     December 31,               December 31,
                                                               -------------------------  -------------------------
                                                                  2004          2003         2004          2003
                                                               ------------  -----------  ------------  -----------
Net interest income:
    Interest income                                              $ 113,785     $ 29,900     $ 312,132    $ 106,017
    Interest expense                                               (67,002)     (18,196)     (199,598)     (56,986)
                                                               ------------  -----------  ------------  -----------
         Total net interest income                                  46,783       11,704       112,534       49,031
                                                               ------------  -----------  ------------  -----------

Non-interest income:
    Gain on sales of mortgage loans                                 36,004       53,535       134,099      376,605
    Gain on sales of mortgage-backed securities and derivatives     43,547        2,359        80,857        2,359
    Unrealized gain on mortgage-backed securities and derivatives   27,224        3,272       109,265        3,272

    Loan servicing fees                                             11,701        9,870        40,571       39,125
    Amortization                                                    (9,750)      (6,866)      (32,615)     (51,824)
    Impairment reserve (provision) recovery                         (5,013)      10,694       (15,152)       6,334
                                                               ------------  -----------  ------------  -----------
         Net loan servicing (loss) fees                             (3,062)      13,698        (7,196)      (6,365)
                                                               ------------  -----------  ------------  -----------

    Other non-interest income                                        1,480        1,637         7,033        7,229
                                                               ------------  -----------  ------------  -----------
         Total non-interest income                                 105,193       74,501       324,058      383,100
                                                               ------------  -----------  ------------  -----------

Non-interest expenses:
    Salaries, commissions and benefits, net                         60,588       43,388       189,393      204,939
    Occupancy and equipment                                         11,556        7,373        37,642       27,015
    Data processing and communications                               5,869        3,692        16,165       13,201
    Office supplies and expenses                                     4,385        2,885        13,730       13,312
    Marketing and promotion                                          3,391        3,403        10,409       12,239
    Travel and entertainment                                         5,106        1,964        14,190        9,964
    Professional fees                                                5,378        1,715        12,159        7,547
    Other                                                            6,333        4,656        22,216       21,897
                                                               ------------  -----------  ------------  -----------
         Total non-interest expenses                               102,606       69,076       315,904      310,114
                                                               ------------  -----------  ------------  -----------

Net income before income tax expense (benefit)                      49,370       17,129       120,688      122,017

Income tax expense (benefit)                                           755        5,219       (25,575)      48,223
                                                               ------------  -----------  ------------  -----------

Net income                                                          48,615       11,910       146,263       73,794
                                                               ------------  -----------  ------------  -----------

Dividends on preferred stock                                         2,340            -         3,988            -

                                                               ------------  -----------  ------------  -----------
Net income available to common shareholders                       $ 46,275     $ 11,910     $ 142,275     $ 73,794
                                                               ============  ===========  ============  ===========

    Per share data:
      Basic                                                         $ 1.15       $ 0.60        $ 3.78       $ 4.16
      Diluted                                                       $ 1.14       $ 0.59        $ 3.74       $ 4.07

      Weighted average number of shares - basic                     40,216       19,876        37,612       17,727
      Weighted average number of shares - diluted                   40,737       20,356        38,087       18,113

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                          December 31,          September 30,            December 31,
                                                              2004                   2004                    2003
                                                      ---------------------  ---------------------   ---------------------
Assets:
  Cash and due from banks                                        $ 192,821              $ 118,441                $ 53,148
  Money market investments                                               -                 68,039                       -
                                                      ---------------------  ---------------------   ---------------------
  Cash and cash equivalents                                        192,821                186,480                  53,148
                                                      ---------------------  ---------------------   ---------------------

  Accounts receivable and servicing advances                       105,338                101,105                  84,311
  Mortgage-backed securities                                     7,601,793              7,331,888               1,763,628
  Mortgage loans held for sale, net                              1,316,609              1,131,661               1,216,353
  Derivative assets                                                 23,344                 11,630                  30,611
  Mortgage servicing rights, net                                   189,229                160,435                 117,784
  Premises and equipment, net                                       51,576                 47,955                  41,738
  Goodwill                                                          90,877                 89,196                  83,445
  Other assets                                                      20,759                 16,645                  13,672
                                                      ---------------------  ---------------------   ---------------------

      Total assets                                             $ 9,592,346            $ 9,076,995             $ 3,404,690
                                                      =====================  =====================   =====================

Liabilities and Stockholders' Equity:
Liabilities:
  Warehouse lines of credit                                      $ 735,783              $ 547,584             $ 1,121,760
  Drafts payable                                                    26,200                 45,526                  25,625
  Commercial paper                                                 529,790                462,712                       -
  Reverse repurchase agreements                                  7,071,168              6,899,024               1,344,327
  Payable for securities purchased                                       -                      -                 259,701
  Derivative liabilities                                             1,860                 18,237                  12,694
  Accrued expenses and other liabilities                           165,626                154,339                  76,156
  Notes payable                                                    135,761                128,448                  99,655
  Income taxes payable                                              28,545                 30,133                  66,802
                                                      ---------------------  ---------------------   ---------------------

    Total liabilities                                            8,694,733              8,286,003               3,006,720
                                                      ---------------------  ---------------------   ---------------------

Stockholders' Equity:

  Preferred stock                                                  134,040                 50,857                       -
  Common stock                                                         403                    402                     252
  Additional paid-in capital                                       631,530                629,807                 281,432
  Retained earnings                                                170,979                151,297                 121,029
  Accumulated other comprehensive loss                             (39,339)               (41,371)                 (4,743)
                                                      ---------------------  ---------------------   ---------------------

    Total stockholders' equity                                     897,613                790,992                 397,970
                                                      ---------------------  ---------------------   ---------------------

      Total liabilities and stockholders' equity               $ 9,592,346            $ 9,076,995             $ 3,404,690
                                                      =====================  =====================   =====================

Number of shares outstanding - preferred                         5,600,000              2,150,000                       -
Number of shares outstanding - common                           40,288,077             40,184,333              25,270,100

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)
                                 (In thousands)

                                                                             Three Months Ended                         Year Ended
                                                       ------------------------------------------------------------    ------------
                                                       December 31,    September 30,     June 30,       March 31,      December 31,
                                                           2004            2004            2004           2004            2004
                                                       ------------    ------------    ------------    ------------    ------------
Preferred stock
Balance at beginning of period                         $     50,857    $         --    $         --    $         --    $         --
Issuance of preferred stock - offering                       83,183          50,857              --              --         134,040
                                                       ------------    ------------    ------------    ------------    ------------
Balance at end of period                               $    134,040    $     50,857    $         --    $         --    $    134,040
                                                       ------------    ------------    ------------    ------------    ------------

Common stock
Balance at beginning of period                         $        402    $        401    $        399    $        252    $        252
Issuance of common stock - earnouts                              --              --               2              --               2
Issuance of common stock - Omnibus Stock Plan                     1               1              --               3               5
Issuance of common stock - offering                              --              --              --             144             144
                                                       ------------    ------------    ------------    ------------    ------------
Balance at end of period                               $        403    $        402    $        401    $        399    $        403
                                                       ------------    ------------    ------------    ------------    ------------

Additional paid-in capital
Balance at beginning of period                         $    629,807    $    629,203    $    623,953    $    281,432    $    281,432
Issuance of common stock - earnouts                             734             151           4,583             109           5,577
Issuance of common stock - Omnibus Stock Plan                   823             374             331             978           2,506
Issuance of common stock - offering                              --              --              --         339,647         339,647
Tax benefit from stock options exercised                         --              --              --           1,599           1,599
Restricted shares amortization                                  166              79             336             188             769
                                                       ------------    ------------    ------------    ------------    ------------
Balance at end of period                               $    631,530    $    629,807    $    629,203    $    623,953    $    631,530
                                                       ------------    ------------    ------------    ------------    ------------

Retained earnings
Balance at beginning of period                         $    151,297    $    134,515    $    125,504    $    121,029    $    121,029
Net income                                                   48,615          42,943          33,482          21,223         146,263
Dividends declared                                          (28,933)        (26,161)        (24,471)        (16,748)        (96,313)
                                                       ------------    ------------    ------------    ------------    ------------
Balance at end of period                               $    170,979    $    151,297    $    134,515    $    125,504    $    170,979
                                                       ------------    ------------    ------------    ------------    ------------

Other comprehensive loss
Balance at beginning of period                         $    (41,371)   $    (50,553)   $     (8,675)   $     (4,743)   $     (4,743)
Unrealized (loss) gain on mortgage-backed securities        (12,491)         52,945         (61,386)         10,221         (10,711)
Gain (loss) on cash flow hedges, net of amortization         14,523         (43,763)         19,508         (14,153)        (23,885)
                                                       ------------    ------------    ------------    ------------    ------------
Balance at end of period                               $    (39,339)   $    (41,371)   $    (50,553)   $     (8,675)   $    (39,339)
                                                       ------------    ------------    ------------    ------------    ------------

Total stockholders' equity                             $    897,613    $    790,992    $    713,566    $    741,181    $    897,613
                                                       ============    ============    ============    ============    ============

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                        (In thousands)

                                                                                Three Months Ended                     Year Ended
                                                               ------------------------------------------------------ --------------
                                                               December 31, September 30,   June 30,     March 31,    December 31,
                                                                   2004         2004          2004          2004          2004
                                                               ------------------------------------------------------ --------------
Cash flows from operating activities:
Net income                                                         $ 48,615     $ 42,943       $ 33,482     $ 21,223      $ 146,263
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
Depreciation and amortization                                         2,288        2,151          1,988        1,977          8,404
Amortization and impairment of mortgage servicing rights             14,763       12,562            512       19,930         47,767
Amortization of mortgage-backed securities premiums, net              6,560        9,477          7,330        2,952         26,319
Amortization of cash flow hedges                                        543       (7,019)         1,871            -         (4,605)
(Gain) loss on sales of mortgage-backed securities and
  derivatives                                                        (2,967)       4,610          4,246       (7,263)        (1,374)
Unrealized (gain) loss on securities held in trading                (20,631)     (46,322)         2,423      (18,909)       (83,439)
Unrealized (gain) loss on free standing derivatives                 (14,482)      14,856        (41,451)           -        (41,077)
Additions to mortgage servicing rights on securitized loans         (40,645)     (27,203)       (22,514)      (9,863)      (100,225)
Additions to mortgage servicing rights on sold loans                 (2,912)      (3,976)        (6,297)      (5,802)       (18,987)
(Increase) decrease in capitalized interest rate
  lock commitments                                                     (395)       7,358         21,613       (9,990)        18,586
(Increase) decrease in deferred origination costs                    (1,488)        (808)         5,026         (884)         1,846
Decrease (increase) in SFAS 133 basis adjustments                     1,276       (1,009)        10,658        5,524         16,449
Other                                                                    83        2,610            853       (2,089)         1,457
(Increase) decrease in operating assets:
     Accounts receivable and servicing advances                      (4,233)        (616)       (20,063)       3,885        (21,027)
     Other assets                                                    (4,114)      (2,857)        (1,575)       1,703         (6,843)
Increase (decrease) in operating liabilities:
     Accrued expenses and other liabilities                           8,518       32,761         41,252       (8,092)        74,439
     Income taxes payable                                            (1,588)     (10,995)       (12,561)     (13,113)       (38,257)
     Forward delivery contracts                                         766       (9,004)         9,249       (5,809)        (4,798)
                                                               ------------------------------------------------------ --------------
     Net cash from operating activities excluding
       loans held for sale                                          (10,043)      19,519         36,042      (24,620)        20,898
                                                               ------------------------------------------------------ --------------

Origination of mortgage loans held for sale                      (3,143,181)  (2,688,820)    (4,458,196)  (3,240,687)   (13,530,884)
Proceeds from sales of mortgage loans                             2,974,379    2,806,070      4,643,542    3,292,010     13,716,001
                                                               ------------------------------------------------------ --------------
     Net cash (used in) provided by operating activities           (178,845)     136,769        221,388       26,703        206,015
                                                               ------------------------------------------------------ --------------

Cash flows from investing activities:
Purchases of premises and equipment, net                             (5,909)      (5,565)        (5,295)      (1,473)       (18,242)
Origination of mortgage loans held for securitization            (3,600,897)  (2,603,371)    (2,161,446)  (1,172,487)    (9,538,201)
Proceeds from securitizations of mortgage loans                   3,584,963    2,779,409      1,892,031      978,128      9,234,531
Purchases and additions to mortgage-backed securities            (3,654,544)  (3,260,340)    (4,637,358)  (3,064,485)   (14,616,727)
Proceeds from sales of mortgage-backed securities
  and derivatives                                                 2,889,109    2,947,068        943,413      794,749      7,574,339
Principal repayments on mortgage-backed securities                  499,022      397,727        292,487       63,719      1,252,955
Other                                                                     -            -            109         (353)          (244)
                                                               ------------------------------------------------------ --------------
     Net cash (used in) provided by investing activities           (288,256)     254,928     (3,676,059)  (2,402,202)    (6,111,589)
                                                               ------------------------------------------------------ --------------

Cash flows from financing activities:
Increase (decrease) in warehouse lines of credit                    188,199     (124,872)      (579,389)     130,085       (385,977)
Increase in reverse repurchase agreements                           172,144      485,518      3,018,565    2,050,614      5,726,841
(Decrease) increase in payable for securities purchased                   -     (423,909)       289,262     (125,054)      (259,701)
Increase (decrease) in commercial paper                              67,078     (584,324)     1,047,036            -        529,790
(Decrease) increase in drafts payable                               (19,326)     (40,774)        21,990       38,685            575
Proceeds from issuance of preferred stock                            83,425       52,057              -            -        135,482
Proceeds from issuance of common stock                                  776          426            329      341,882        343,413
Dividends paid                                                      (26,167)     (24,468)        (7,575)     (23,072)       (81,282)
Increase in notes payable                                             7,313       21,211            814        6,768         36,106
                                                               ------------------------------------------------------ --------------
     Net cash provided by (used in) financing activities            473,442     (639,135)     3,791,032    2,419,908      6,045,247
                                                               ------------------------------------------------------ --------------

Net increase (decrease) in cash and cash equivalents                  6,341     (247,438)       336,361       44,409        139,673

Cash and cash equivalents, beginning of period                      186,480      433,918         97,557       53,148         53,148
                                                               ------------------------------------------------------ --------------

Cash and cash equivalents, end of period                          $ 192,821    $ 186,480      $ 433,918     $ 97,557      $ 192,821
                                                               ====================================================== ==============

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                       FAIR VALUE OF FINANCIAL INSTRUMENTS
                                 (In thousands)

                                                                         December 31, 2004
                                                  ----------------------------------------------------------------
                                                                                                  Fair Value
                                                                                                 in Excess of
                                                    Carrying Value          Fair Value          Carrying Value
                                                  --------------------  --------------------  --------------------
Assets:
  Cash and cash equivalents                       $           192,821   $           192,821   $                 -
  Accounts receivable and servicing advances                  105,338               105,338                     -
  Mortgage-backed securities                                7,601,793             7,601,793                     -
  Mortgage loans held for sale, net                         1,316,609             1,357,084                40,475
  Mortgage servicing rights, net                              189,229               189,928                   699
  Derivative assets*                                           23,344                29,379                 6,035
                                                                                              --------------------
                                                                                              $            47,209
                                                                                              --------------------

                                                                                               Carrying Value
                                                                                                in Excess of
                                                                                                 Fair Value
                                                                                              --------------------
Liabilities:
  Warehouse lines of credit                       $           735,783   $           735,783   $                 -
  Commercial paper                                            529,790               529,790                     -
  Notes payable                                               135,761               135,761                     -
  Drafts payable                                               26,200                26,200                     -
  Reverse repurchase agreements                             7,071,168             7,065,072                 6,096
  Derivative liabilities                                        1,860                 1,860                     -
                                                                                              --------------------
                                                                                              $             6,096
                                                                                              --------------------
                                                                                              $            53,305
                                                                                              ====================

* Derivative assets includes interest rate lock commitments ("IRLCs") to fund mortgage loans.

  The carrying value excludes the value of the mortgage servicing rights ("MSRs") attached to the IRLCs in accordance with SEC Staff Accounting Bulletin No. 105. The fair value includes the value of MSRs.